CONFIDENTIAL

Exhibit 10.1

MANUFACTURING SERVICES AGREEMENT

between

JABIL CIRCUIT, INC.

and

Gigamon Inc.

CONFIDENTIAL

INDEX

SECTION 1		DEFINITIONS	1
SECTION 2		LIST OF SCHEDULE(S)	6
SECTION 3		FORECASTS	6
	3.1	Build Schedules
	3.2	Re-Order Point
SECTION 4		MANUFACTURING SERVICES AND COMMITMENT	6
	4.1	Testing
	4.2	Packaging and Shipping
	4.3	Items To Be Supplied by Company
	4.4	Items To Be Supplied by Jabil
	4.5	Company Inspection
	4.6	Materials Procurement
	4.7	Materials Quality
	4.8	Materials Declaration
	4.9	Equitable Adjustment
	4.10	On-Going Cost Reductions
	4.11	Notice
	4.12	Expedited Builds
	4.13	Allocation
	4.14	Disaster Recovery and Redundancy
SECTION 5		WARRANTY AND REMEDY	10
	5.1	Jabil Warranty
	5.2	Component Pass Through Warranty
	5.3	Other Representations
	5.4	Repair Or Replacement Of Defective Product
	5.5	Limitation Of Warranty
	5.6	Epidemic Failure
	5.7	Eco Upgrade
SECTION 6		LIMITATION OF DAMAGES	12
SECTION 7		DELIVERY, TITLE, RISK OF LOSS AND PAYMENT TERMS	12
	7.1	Delivery
	7.2	Customer Shipments
	7.3	Expedited Shipments
	7.4	Evaluation by Company
	7.5	Pricing and Payment
	7.6	Taxes
	7.7	Foreign Currency
SECTION 8		IMPORT AND EXPORT	14
SECTION 9		DESIGN OR REPAIR SERVICES; AND U	15
SECTION 10		CHANGE ORDERS, RESCHEDULING AND CANCELLATION	15

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	10.1	Changes To Manufacturing Services, Packaging and Shipping Specifications and Test Procedures
	10.2	Production Increases
	10.3	Product Configuration Changes and Engineering Changes
	10.4	Treatment of Obsolete and E&O Inventory
	10.5	Rescheduled Delivery of Orders
	10.6	Treatment of Excess Inventory
	10.7	Termination Charges
	10.8	Duty to Mitigate Costs
SECTION 11		TERM	19
SECTION 12		TERMINATION	19
	12.1	Termination For Convenience
	12.2	Termination For Cause
	12.3	Termination For Bankruptcy/Insolvency
	12.4	Change Of Ownership
	12.5	Termination Consequences
SECTION 13		CONFIDENTIALITY	21
	13.1	Confidentiality Obligations
	13.2	Employees, Agents And Representatives
	13.3	Term And Enforcement
	13.4	Return Of Proprietary Information And Technology
SECTION 14		INTELLECTUAL PROPERTY RIGHTS; ASSIGNMENT	21
	14.1	Jabil Existing Intellectual Property
	14.2	Jabil Created Intellectual Property
	14.3	License to Company Proprietary Information and Technology
SECTION 15		INDEMNIFICATION	22
	15.1	Company Indemnification
	15.2	Jabil Indemnification
SECTION 16		RELATIONSHIP OF PARTIES	23
SECTION 17		INSURANCE	23
SECTION 18		PUBLICITY	23
SECTION 19		FORCE MAJEURE	24
SECTION 20		MISCELLANEOUS	24
	20.1	Notices
	20.2	Attorneys' Fees and Costs
	20.3	Amendment
	20.4	Partial Invalidity
	20.5	Monies
	20.6	Entire Agreement
	20.7	Binding Effect
	20.8	Waiver
	20.9	Captions
	20.10	Construction

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20.11	Section References
20.12	Dispute Resolution
20.13	Other Documents
20.14	Counterparts
20.15	Governing Law and Jurisdiction

SCHEDULES:
Schedule 1 - Statement of Work
Schedule 2 - Service Level Agreement
Schedule 3 - [*****]

[*****] Information has been omitted and submitted separately to the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL

MANUFACTURING SERVICES AGREEMENT
This Manufacturing Services Agreement ("Agreement") is entered into by and between Jabil Circuit, Inc., a Delaware corporation ("Jabil"), having offices at 10560 Dr. M.L. King Jr. Street North St. Petersburg, Florida 33716, on behalf of Jabil and its Subsidiaries, and Gigamon Inc., a Delaware corporation ("Company"), having its principal place of business at 3300 Olcott Street, Santa Clara CA 95054. Jabil and Company are referred to herein as "Party" or "Parties".
RECITALS
A.    Jabil is in the business of designing, developing, manufacturing, testing, configuring, assembling, packaging and shipping electronic assemblies and systems.
B.    Company is in the business of designing, developing, distributing, marketing and selling products containing electronic assemblies and systems.
C.    Whereas, the Parties desire that Jabil manufacture, test, configure, assemble, package and/or ship certain electronic assemblies and systems at Jabil's San Jose, California manufacturing facility ("Jabil Facility"), or other mutually agreed upon Jabil site, pursuant to the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
TERMS
1Definitions.  In addition to terms defined elsewhere in this Agreement, the capitalized terms set forth below shall have the following meaning:
1.1    "Additional Services" means services such as, design for manufacturability, manufacturing design test support, computer assisted design for manufacturability, test development services, volume production and advanced packaging technologies all as specified and approved by Company and agreed to by Jabil.
1.2    "Affiliate" means with respect to a Person, any other Person which directly or indirectly controls, or is controlled by, or is under common control with, the specified Person or an officer, director or 10% or more shareholder of the specified Person.  For purposes of the preceding sentence, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, or direct or indirect ownership (beneficially or of record) of, or direct or indirect power to vote, 50% or more of the outstanding shares of any class of capital stock of such Person (or in the case of a Person that is not a corporation, 50% or more of any class of equity interest).
1.3    "Approved Manufacturers List" or "AML" shall mean the manufacturers designated, specified and/or approved by Company in writing.
1.4    "Build Schedule" or "order" means a manufacturing schedule (or order) provided to Jabil by Company in writing which specifies the Product to be manufactured, including the quantity of each Product, its description and part number, agreed pricing, shipping instructions and requested delivery date (which is at least thirty (30) days out).

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1.5    "Build Schedule Forecast" means the monthly forecast provided to Jabil by Company, in writing, of quantity requirements of each Product that Company anticipates requiring during the next twelve (12) month period.
1.6    "Commercially Reasonable Efforts" means those efforts that would be deemed both commercially practicable and reasonably financially prudent after having taken into account all relevant commercial considerations.  "Relevant commercial considerations" shall be deemed to include, without limitation, (1) all pertinent facts and circumstances; (2) financial costs; (3) resource availability and impact; (4) probability of success; and (5) other commercial practicalities.
1.7    "Components Supplied by Company" means those components or materials that Company provides, directly or indirectly, to Jabil to be incorporated into the Product.
1.8    "Consigned Inventory" means component level, work in process and Finished Goods inventory owned by Gigamon but controlled by Jabil.  Jabil shall ensure that non-defective consigned inventory is nettable in standard MRP execution.
1.9    "EDI" shall mean electronic data interchange available for certain communications as determined by Jabil.
1.10    "Effective Date" shall mean the date upon which the terms and conditions of this Agreement shall become effective by and between the Parties.  The Parties have agreed that the Effective Date of this Agreement shall be the 20th day of April, 2015; or if no date is entered here, the last date of signature.
1.11    "E&O Inventory" means materials and components and any work-in-process (WIP) or finished Product incorporating materials and/or components that fall under the category of either Excess Inventory or Obsolete Materials (as defined herein) reasonably purchased or on order by Jabil based on a Build Schedule Forecast, Build Schedule, or other written instruction by Company to Jabil.
1.12    "EOL Components" means purchased components or purchased finished goods for which Jabil or Gigamon has received notification that production of said part will cease at a defined future date.
1.13    "Epidemic Failure" means the repeat of the same failure of a Product not caused by normal wear and tear and which is present in the greater of [*****] or [*****] over a rolling [*****] day period within the Warranty Period, and which failure has the same root cause due solely to the failure of Jabil's workmanship to meet IPC-A 610 Class 2 standards.
1.14    "Excess Inventory" is measured at program level and means the value of materials and components in Jabil-owned inventory that are greater than the prior [*****] month Jabil COGS.  Inventory becomes "Excess Inventory" when Jabil total inventory turns fall below [*****] turns. Inventory purchased outside of Gigamon's agreed upon ROP, or inventory purchased to incorrect MOQ or incorrect Lead-times, is excluded from the total inventory value used in this calculation.
1.15    "Fee and Price Schedule" shall mean the prices and fees set forth Schedule 1, or as specified in written Jabil quotations to Company or as otherwise agreed in writing between the parties.

[*****] Information has been omitted and submitted separately to the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL

1.16    "Finished Goods Inventory" means inventory that has completed the manufacturing and transformation process, or has been purchased in a completed form, but which has not yet been sold to customers.  Finished Goods Inventory will be owned by Company, but controlled by Jabil, as specified in the Consignment Agreement between the Parties effective as of May 29, 2014, as amended from time to time. Once production of the Products has shifted to Guadalajara, Mexico (the "Production Center") and distribution to Laredo, Texas (the "Distribution Center"), inventory will become Finished Goods Inventory when it hits the shelf at the Distribution Center.
1.17    "Forecast" Forecasts include both traditional monthly demand and ROP triggered processes, as specified by Gigamon for each Product.
1.18    "EXW" shall have the meaning designated by Incoterms 2010.
1.19    "including" shall be defined to have the meaning "including, without limitation. "
1.20    "Inventory Turns" Inventory Turns are calculated as [*****]/days of inventory.  Days of inventory is calculated as [*****]month average inventory/Daily COGS. Daily COGS is calculated as [*****]/[*****] days. For clarification, the Jabil inventory value and the prior [*****] months' material costs will reflect the full cost of purchased finished goods. In the event these purchased finished goods account for more than [*****]% of Jabil's on-hand inventory both parties agree to set a new minimum turns threshold.
1.21    "in writing" shall mean written documents, EDI with phone confirmation, verified faxes and successfully transmitted e-mails.
1.22    "Jabil Circuit, Inc. " and "Jabil" shall be defined to include any Jabil Subsidiary.
1.23    "Jabil Created Intellectual Property" means any discoveries, inventions, technical information, procedures, manufacturing or other processes or methods, software, firmware, technology, know-how, works of authorship or other intellectual property or intellectual property rights that are rights newly created or developed, and reduced to practice by or for Jabil in (i) preparing any Product provided pursuant to this Agreement, or (ii) performing the Manufacturing Services or any other work provided pursuant to this Agreement; but shall not include any Jabil Existing Intellectual Property.
1.24    "Jabil Distribution Facility" means the facility where Jabil will transfer the Products after production for shipment to Company's end-user customers.  As of the Effective Date, Jabil Distribution Facility is located in San Jose, California and will be transferred to Laredo, Texas within a commercially reasonable timeframe following the Effective Date.
1.25    "Jabil Existing Intellectual Property" means any discoveries, inventions, technical information, procedures, manufacturing or other processes, software, firmware, technology, know-how or other intellectual property rights owned or developed by Jabil outside of this Agreement or owned or controlled by Jabil prior to the execution of this Agreement that are used by Jabil in creating, or are embodied within, any Product, the Manufacturing Services or other work performed under this Agreement; and all improvements, modifications or enhancements to the foregoing made by or on behalf of Jabil.

[*****] Information has been omitted and submitted separately to the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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1.26    "Jabil Intellectual Property" shall mean Jabil intellectual property specific to Manufacturing Processes and Procedures created specifically for Manufacturing of Company's Product"
1.27    "Jabil Manufacturing Process" means Jabil's process employed to manufacture, test, configure and assemble Product manufactured for Company pursuant to the terms of this Agreement.
1.28    "Jabil Production Facility" means the facility where Jabil will manufacture Products for Company.  As of the Effective Date, Jabil Production Facility is located in San Jose, California and will be transferred to Guadalajara, Mexico within a commercially reasonable timeframe following the Effective Date.
1.29    "Lead-time" means the minimum amount of time in advance of shipment that Jabil must receive a Build Schedule in order to deliver Product by the requested delivery date.
1.30    "Loaned Equipment" means capital equipment (including tools) which is loaned to Jabil by or on behalf of Company to be used by Jabil to perform the Manufacturing Services and includes all equipment, tools and fixtures purchased specifically for Company by Jabil to perform the Manufacturing Services and that are paid for in full by Company.
1.31    "Manufacturing Services" means the services performed by Jabil hereunder which shall include but not be limited to manufacturing, testing, configuring, assembling, packaging and/or shipping of the Product, including any Additional Services, all in accordance with the Specifications.
1.32    "Materials Declaration Requirements" means any requirements, obligations, standards, duties or responsibilities pursuant to any environmental, product composition and/or materials declaration laws, directives, or regulations, including international laws and treaties regarding such subject matter; and any regulations, interpretive guidance or enforcement policies related to any of the foregoing, including for example: Directive 2002/95/EC of the European Parliament and of the Council of 27 January 2003 on the restriction of the use of certain hazardous substances in electrical and electronic equipment ("RoHS"), Directive 2002/96/EC of the European Parliament and of the Council of 27 January 2003 on waste electrical and electronic equipment ("WEEE"), and European Union Member State implementations of the foregoing; the People's Republic of China (PRC) Measures for the Administration of the Control of Pollution by Electronic Information Products (电子信息产品污染控制管理办法) promulgated on February 28, 2006 (including any pre-market certification ("CCC mark") requirements thereunder and including relevant standards adopted by the PRC Ministry of Information Industry or other applicable PRC authority); PRC General Administration of Quality Supervision, Inspection and Quarantine's Circular 441 (2006); Japanese Industrial Standard C0950:2005; the California Electronic Waste Recycling Act of 2003; and/or other similar legislation.
1.33    "NRE Costs" shall consist of expenses set forth in a mutually agreed SOW, which may include design engineering services, test-programming, fixturing and tooling and other out-of-pocket costs necessary in order for Jabil to provide the Manufacturing Services.
1.34    "Obsolete Materials" mean materials and components in Jabil inventory that: (a) in the case of purchased components, no longer appear on a Company bill of materials (BOM), or (b) in the case of Finished Goods (both purchased and manufactured) have zero demand in a twelve month forecast period.  Obsolete Materials include materials purchased by Jabil or on order by Jabil based on a Build Schedule Forecast, Build Schedule, or other written instruction by Company to Jabil.
1.35    "Packaging and Shipping Specifications" means the packaging and shipping specifications set forth in Schedule 1 and otherwise supplied and/or approved by Company in writing.

CONFIDENTIAL

1.36    "Person" means any corporation, business entity, natural person, firm, joint venture, limited or general partnership, limited liability entity, limited liability partnership, trust, unincorporated organization, association, government, or any department or agency of any government.
1.37    "Product(s)" means the product(s), specified by Company SKU, manufactured and assembled by Jabil on behalf of Company under this Agreement as identified in Schedule 1 (or any subsequent Schedule 1 prepared for any product to be manufactured hereunder) or in mutually agreed Build Schedules, including any updates, renewals, modifications or amendments thereto.
1.38    "Proprietary Information and Technology" means software, firmware, hardware, technology, know-how, drawings, schematics, bill of materials, Gerber files, and other proprietary or trade secret information or intellectual property embodied therein that is proprietary to either Party and not generally available to the public, including plans, analyses, trade secrets, patent rights, copyrights, trademarks, inventions, fees and pricing information, operating procedures, procedure manuals, processes, methods, computer applications, programs and designs, and any processed or collected data.  The failure to label any of the foregoing as "confidential" or "proprietary" shall not mean it is not Proprietary Information and Technology. Company's Proprietary Information and Technology includes any Jabil Created Intellectual Property.
1.39    "Purchasing Standard Cost" or "PSC" means Jabil's internal purchasing cost breakdown utilized to develop the materials and components pricing in its enterprise resource planning (ERP).
1.40    "Re-Order Point" means the inventory level set by Company on a month-to-month basis, on a Finished Goods Inventory level, that systematically triggers an automatic refresh of inventory by Jabil according to a pre-determined formula specified by Company.  The Re-Order Point may only be changed upon Company's approval.
1.41    "ROP Inventory" means for Products under the ROP Model, Finished Goods Inventory within a Company-specified minimum and maximum range.
1.42    "ROP Model" means the method of inventory management whereby Finished Goods Inventory levels are managed through a formula that specifies the Re-Order Point of each item, ensuring that the specified inventory does not fall below a certain level.
1.43    "Specifications" means the technical specifications for manufacturing set forth in Schedule 1 and otherwise supplied and/or approved in writing by Company.  Specifications may be amended from time to time by amendments in the form of written engineering change orders agreed to by the Parties.
1.44    "SOW" means the statement of work for each Product set forth in any Schedule 1 as amended in writing from time to time upon mutual agreement of the Parties.
1.45    "Subsidiary(ies)" means any corporation, partnership, joint venture, limited liability entity, trust, association or other business entity of which a Party or one or more of its Subsidiaries, owns or controls more than 50% of the voting power for the election of directors, managers, partners, trustees or similar parties.
1.46    "Jabil Purchase Requirements" means a minimum order quantity, lead time or automated pick and place efficiency form factor requirement contractually imposed on Jabil by a supplier.
1.47    "Test Procedures" means the testing specifications, standards, procedures and parameters set forth in Schedule 1 and otherwise supplied and/or approved by Company in writing.

CONFIDENTIAL

1.48    "Unique Components" means those components or materials purchased or ordered by Jabil exclusively for incorporation into the Product that are non-standard in the marketplace and could not be canceled, returned, or repurposed for another Jabil customer pursuant to Jabil's obligations set forth in Section 10. 9.
2    List of Schedule(s).  This Agreement includes the following Schedule(s) for each Product to be manufactured hereunder, which are hereby incorporated herein and made a part of this Agreement:
Schedule 1 – SOW
Schedule 2 – Service Level Agreement ("SLA")
Schedule 3 – [*****]
To the extent that a provision of any Schedule directly conflicts with a provision in this Agreement, the provision in the Schedule will control.
3    Forecasts.  For any Product specified by a Schedule 1, forecasting and product demand planning will occur via one of two models: (a) Build Schedule or (b) Re-Order Point. Schedule 1 will designate the Forecast model to be used. Regardless of the forecasting model used for a specific Product, Jabil and Company will review the forecasts together with Jabil Purchase Requirements, rescheduling terms and applicable lead-times during regular meetings. Jabil will manufacture and maintain the appropriate levels of inventory specified by Company in the appropriate Forecast. Jabil will not manufacture any Product in excess of the Forecast model for such Product without Company's prior written approval in each case. In the event that Jabil manufactures in excess of the Forecast model, Jabil will be fully responsible for that inventory (regardless of whether it is Finished Good Inventory or components) and will own it. Such inventory will not under any circumstances be treated as Excess Inventory and Company will not be responsible for it nor have any liability for it.
3.1    Build Schedules.  For Products under a Build Schedule forecast model, Company shall provide Jabil with a Build Schedule Forecast. Any Build Schedule Forecast shall be updated by Company, in writing, on at least a monthly basis and will, along with mutually agreed Build Schedules, form the basis for Jabil's material commitments. Jabil and Company may review Jabil Purchase Requirements, rescheduling terms and applicable Lead-times during quarterly meetings. Every month, Company shall provide Jabil with a rolling Build Schedule (or order release) for each Product covering twelve (12) months (including the current month). Any schedule deviation of a Build Schedule from the current Build Schedule Forecast or the prior month's Build Schedule must be within the flexibility parameters set forth in, and subject to the terms of, Section 10.5 to be automatically deemed as accepted by Jabil.
3.2    Re-Order Point.  For Products under the Re-Order Point Forecast model, Company will provide Jabil with the Re-Order Point for the relevant Products on a Finished Goods Inventory level and a Sub-Finished Goods Inventory level. The Re-Order Point may be updated from time to time by Company upon notice to Jabil and Jabil will within commercially reasonable timeframe implement any updated Re-Order Point. On a monthly basis, Company will discuss with Jabil the Re-Order Point and ROP Inventory level and will take into good faith consideration any Jabil request to modify the ROP Inventory ranges specified by Company, ultimately, however the ROP Inventory level will be changed only at Company's discretion. Further details on Re-Order Point planning and forecasting is found in Schedule 5.
4    Manufacturing Services and Commitment.  Jabil will manufacture any Product solely at the Jabil Production Facility in accordance with the Specifications, any applicable Forecast, and the SLA.

[*****] Information has been omitted and submitted separately to the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL

Jabil will reply to each proposed Build Schedule that is submitted in accordance with the terms of this Agreement by notifying Company of its acceptance or rejection within five (5) business days of receipt of any proposed Build Schedule. In the event of Jabil's rejection of a proposed Build Schedule, Jabil's notice of rejection will specify the basis for such rejection. A proposed Build Schedule that is within the flexibility parameters set forth in Section 10.5 shall be deemed accepted by Jabil if Jabil has not provided a written notice of rejection, and detailed basis for the rejection within five (5) business days of receipt. When requested by Company, and subject to appropriate fee and cost adjustments, Jabil will provide Additional Services for existing or future Product manufactured by Jabil. Jabil will use Commercially Reasonable Efforts, in each calendar quarter, to ship at least 98% of the Products ordered under all accepted Build Schedules for that quarter.
Both parties acknowledge the benefits associated a business model whereby Jabil is the sole source manufacturer for Products designed by Gigamon. For a period of [*****] years from the Effective Date, provided that Jabil continues to meet the mutually agreed upon service levels defined in this agreement, Jabil shall remain the Company's sole source for manufactured products. This period of time may be extended by mutual agreement of the Parties via an amendment to this Agreement executed by both Parties. For the avoidance of doubt, this exclusivity clause does not cover direct fulfillment services. Company retains the right to source ODM and/or JDM product from alternate suppliers. ODM products shall be limited to products designed and marketed by the 3rd party from whom Gigamon is sourcing the product. JDM products sourced from 3rd parties shall be limited to situations where Jabil's capabilities or cost structure prevent Jabil from participating or situations where Jabil's delivery time is not competitive. In the event the Company has concerns either regarding the specified SLAs or beyond the quantitative metrics defined in this Agreement, both parties agree to an escalation of the particular issue to Officers of each company. If the issue is not reasonable resolved within 90 days of the escalation, Company has the option to void the sole source clause of this section 4.
4.1    Testing.  Jabil will test the Product in accordance with the Test Procedures provided by Company.
4.2    Packaging and Shipping.  Jabil will package and ship the Product in accordance with Packaging and Shipping Specifications provided by Company.
4.3    Items to be Supplied by Company.  Company shall supply to Jabil, according to the terms and conditions specified herein, Company Proprietary Information and Technology and, if applicable, the Loaned Equipment and Components Supplied by Company necessary for Jabil to perform the Manufacturing Services. Company will also provide to Jabil all Specifications, Test Procedures, Packaging and Shipping Specifications, Product design drawings, approved vendor listings, material component descriptions (including approved substitutions), manufacturing process requirements, and any other specifications necessary for Jabil to perform the Manufacturing Services. Company shall be solely responsible for the sufficiency and adequacy of the Specifications, Packaging and Shipping Specifications and Test Procedures. Company shall be solely responsible for delay in delivery of Products, Product defects and enforcement of warranties solely to the extent caused by Company's failure to provide the Loaned Equipment or Components Supplied by Company in accordance with this Agreement, and shall hold Jabil harmless for any claim arising there from. All Loaned Equipment and Components Supplied By Company shall (i) if feasible, be clearly marked or tagged as the property of Company; (ii) be and remain its personal property; (iii) be subject to inspection by Company during business hours and upon reasonable advance notice (iv) be used only to provide the Manufacturing Services to Company; (v) be kept free of liens and encumbrances caused by Jabil; (vi) be kept separate from other materials, tools, or property of Jabil or held by Jabil; and (vii) not be modified in any manner by Jabil unless agreed by Company in advance in a Build Schedule or otherwise in writing. Company shall retain all rights, title and interest in the Loaned Equipment and Components Supplied

[*****] Information has been omitted and submitted separately to the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL

by Company, and Jabil shall treat and maintain the Loaned Equipment and Components Supplied by Company with the same degree of care as Jabil uses with respect to its own valuable equipment and components, but in no event with less than a reasonable degree of care for equipment or components of a similar kind and importance. Jabil shall bear all risk of loss or damage to Loaned Equipment and Components Supplied by Company while in its possession, until it is returned to Company. Upon Company's request, Jabil shall deliver all Loaned Equipment and Components Supplied by Company to Company in the same condition as received, normal wear and tear excepted (for the Loaned Equipment only); the parties shall determine the manner and procedure for returning the Loaned Equipment and Components Supplied by Company, and Company shall pay the corresponding freight costs. Jabil shall execute all documents, or instruments evidencing Company's ownership of the Loaned Equipment and Components Supplied by Company as Company may from time to time request.
4.4    Items to be Supplied by Jabil.  Jabil will employ the Jabil Manufacturing Process, any required manufacturing technology, manufacturing capacity, labor, transportation logistics, systems and facilities necessary for Jabil to perform the Manufacturing Services.
4.5    Company Inspection.  Company shall have the right, upon reasonable advance notice, during normal business hours and at its expense to inspect, review, monitor and oversee the Manufacturing Services and Jabil's compliance with this Agreement, including review of security processes or procedures, provided that such inspection shall not disrupt Jabil's normal business operations. Jabil will reasonably support Company's physical inventory audits, as reasonably requested by Company. Jabil will reasonably cooperate with Company to ensure Jabil staff and operations are sufficiently available to Company during both regular business hours and after hours, as mutually agreed, and in particular during Company's the first week and last two weeks of each Company fiscal quarter. Company shall cause each of its employees, agents and representatives who have access to Jabil's facilities, to maintain, preserve and protect all Proprietary Information and Technology of Jabil and the confidential or proprietary information and technology of Jabil's other customers in accordance with the provisions of this Agreement. For the avoidance of doubt, Jabil agrees to permit inspection, review, monitoring and oversight by a third party agent of Company , as well as a third party regulatory or governmental agency for regulatory or import/export certification or clearance purposes, solely as it relates to the performance of its obligations under this Agreement.
4.6    Materials Procurement.  Jabil will use Commercially Reasonable Efforts to procure components to meet Company's requirements, per the Approved Manufacturers List provided by Company, necessary to fulfill mutually agreed upon Forecasts. Jabil shall not, without Company's prior written approval, procure any electronic components for use in manufacturing the Products: (i) that have a component manufacturer's date code which is older than 24 months; OR (ii) that were received by Jabil from a source other than the approved manufacturer, or an alternate supplier/authorized distributor, or component not on the Approved Vendor List approved in writing in advance by Company. Jabil shall not, at any time, purchase any components from a non-franchised unauthorized distributor or unauthorized component broker for use in Company's Products without the express written consent of Company.
4.7    Materials Quality.  Jabil shall be responsible for managing the operational performance of vendors defined by Company's Approved Vendor List. Jabil will use Commercially Reasonable Efforts to proactively monitor components suppliers and manage the resolution process for component defects, regardless of any warranty period. Company may, in its discretion, engage in strategic conversations with component suppliers, but such involvement will not diminish Jabil's responsibilities in this area. Company will make such discussions known to Jabil to avoid confusion and duplicate efforts amongst the parties. Jabil will oversee and manage supplier quality management through data collection, return material authorizations to suppliers, supplier corrective action response management, and failure analysis follow-up with suppliers. Jabil will pass through any warranty received from component suppliers in accordance with Section 5.2 of this Agreement. Notwithstanding Jabil's role in managing operational performance of suppliers identified on Company's Approved Vendor List, Company shall be responsible for the quality of components purchased per Company Bill of Materials and Approved Vendor List. For avoidance of doubt, this clause will not limit Jabil's obligations under Section 5, Warranty & Remedy.

CONFIDENTIAL

4.8    Materials Declaration.  Where Company notifies Jabil in writing that the Product is subject to Materials Declaration Requirements, Jabil will use Commercially Reasonable Efforts to procure parts, components and/or materials that are compliant with Materials Declaration Requirements. The Parties understand and agree that:
4.8.1    The Parties will work together in good faith to determine the specific Materials Declaration Requirements that are applicable to the Product. Jabil shall use Commercially Reasonable Efforts to collect documentation from the relevant suppliers certifying compliance with such requirements with respect to its components, parts or materials, the form of which has been provided, or approved in writing, by Company ("Compliance Certification"). Jabil will promptly and upon request, provide to Company all such Compliance Certifications. Company will have final approval over the Materials Declarations for each Product and will be solely liable for the adequacy and sufficiency of such determination and information unless such determination was caused by Jabil's negligence or wilful misconduct;
4.8.2    Any information regarding Materials Declaration Requirements compliance of parts, components, packaging or materials used in the Products shall come from the relevant supplier. Jabil does not test, certify or otherwise warrant component, part, packaging or materials compliance, on a homogenous material level or any other level, with Materials Declaration Requirements; and
4.8.3    Company is ultimately and solely responsible for ensuring and validating that any parts, components or materials used in the Products, as well as the Product itself, are compliant with applicable Materials Declaration Requirements. In the event noncompliance is caused by Jabil's negligence or willful misconduct, Jabil shall reimburse Company for fines and penalties assessed by a regulatory authority against Company as a result of such noncompliance.
Notwithstanding any other provision set forth in this Agreement, including amendments, attachments, or any other document incorporated herein, this Section 4.7 sets forth Jabil's sole responsibility and liability and Company's entire remedy from Jabil with respect to Materials Declaration Requirements and any third party claims against Company related to the Materials Declaration Requirements, and that absent this provision, Jabil would not enter this Agreement.
4.9    Equitable Adjustment.  In the event Jabil's cost of performance or Company's business condition significantly changes (either increases or decreases) due to causes beyond its reasonable control, each Party shall be entitled to request an equitable adjustment to price and/or schedule on any Product. Jabil will continue to perform in accordance with this Agreement as long as both parties continue to negotiate in good faith and implement mutually-agreed upon adjustments through written change orders, or otherwise in accordance with Section 20.3. Upon request, the party requesting an adjustment shall provide to the other party reasonably detailed supporting documentation for the equitable adjustment it seeks.
4.10    On-going Cost Reductions.  Jabil shall use Commercially Reasonable Efforts to achieve ongoing reductions in the costs of the bill of materials, component procurement, and the Jabil Manufacturing Process for the Products, as further described in the SLA and as periodically defined by Company and negotiated in good faith by the Parties.
4.11    Notice.  Jabil will provide written notice to Company within [*****] days from which Jabil

[*****] Information has been omitted and submitted separately to the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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commences manufacture of products at the Jabil Facility for the Company identified list of competitors. Company's competitors as of the Effective Date are [*****], [*****], [*****], [*****], and [*****], and includes, upon acquisition, any acquirer or company into which one of these companies is merged or consolidated. Company may add competitors to this Section 4.10 by written notice to Jabil. If Jabil already manufactures products at the Jabil Facility for an added Company competitor at the time of Company's notice, Jabil will promptly inform Company in writing. In the event Jabil commences manufacturing of products at the Jabil Facility for the Company identified competitors, Jabil and Company agree to review Jabil's processes for adhering to Section 13, Confidentiality.
4.12    Expedited Builds.  Company may, at its option, request immediate manufacture of a Product within three (3) working days ("Expedited Build"). Jabil shall use Commercially Reasonable Efforts and work in good faith to complete an Expedited Build. The parties shall negotiate in good faith the prices for an Expedited Build, taking into consideration Jabil's available inventory and additional personnel expense.
4.13    Allocation.  Jabil shall use Commercially Reasonable Efforts to maintain the ability to supply all Product that Company orders from Jabil. Jabil agrees that, in the event of an allocation due to a force majeure event as set forth in Section 19, Company's order(s), subject to normal lead-time requirements, shall be filled according to an allocation plan no less favorable than that provided to any other Jabil customer. Jabil shall provide Company with as much notice as possible if it anticipates or has reason to believe that Jabil's output of the Product shall not be sufficient to meet all of Company's requirements for any period.
4.14    Disaster Recovery and Redundancy.  Jabil will make Commercially Reasonable Efforts to ensure that Products will be available, in suitable quantities and quality, for purchase by Company and its distributors and customers. For the purposes of this Section 4.14, "Commercially Reasonable Efforts" includes Jabil's maintenance throughout the term of this Agreement of a disaster recovery plan that is consistent with the best practices in the industry. Jabil will provide Company with a copy of its disaster recovery plan on a yearly basis, including specific details on the business continuity and disaster recovery plans for Company's Products and operations.
5    Warranty & Remedy.
5.1    Jabil Warranty.  Jabil warrants that (i) it will manufacture the Product in accordance with IPC-A-610 Class 2 Workmanship Standard, and (ii) at the time of manufacture the Products will conform in all material respects to the Specifications, and will be free of defects in workmanship. The above warranty shall remain in effect for a period of one year from the date any Product is initially delivered to Company or to Company's designated carrier ("Warranty Period"). This warranty is extended to, and may only be enforced by, Company.
5.2    Component Pass Through Warranty.  Except as provided herein, although Jabil does not warrant components, it will pass through any warranties received by component suppliers, to the extent permitted by such component suppliers. Jabil's obligation with regard to Component Pass Through Warranty shall include a detailed accounting of the costs associated with the component failure (which may include activities relating to containing the problem, testing suspect Product or components, reworking WIP and FG, scrapping unrepairable WIP and FG, replacing defective component level inventory). Jabil shall use Commercially Reasonable Efforts to get full coverage from component supplier. Jabil shall apply any moneys recovered from supplier to the costs associated with the component failure and reduce charges to the Company accordingly. Jabil will provide strategic component warranty details to Company and any changes or updates to those warranty details throughout the Term and will advise Company when such warranty details are being renegotiated or revised, unless Jabil is prevented in doing so by written confidentiality obligations.

[*****] Information has been omitted and submitted separately to the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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5.3    Other Representations.  Jabil further represents that:
(a) Jabil will convey to Company good and clear title to all Products, free of all liens and encumbrances caused by Jabil.
(b) Jabil has the full power and authority to enter into and perform its obligations under this Agreement.
(c) Jabil will comply with all laws and regulations applicable to its manufacturing operations in the location in its performance under this Agreement.
5.4    Repair or Replacement of Defective Product.  In accordance with the return material authorization process and procedure set forth in the SLA ("RMA"), Jabil will, either repair, replace, or issue credit, in its sole discretion, any Product that contains a defect caused by a breach of the warranty set forth in this Section 5 provided that the Product is received within thirty (30) days following the end of any applicable Warranty Period ("RMA Product"). If Company desires to return a Product based on a claim of breach of the warranty set forth in this Section 5, Company shall request an RMA number from Jabil. Jabil will analyze any such RMA Product and, if a breach of warranty is found ("Defect"), then Jabil will repair or replace the RMA Product utilizing Commercially Reasonable Efforts to provide within ten (10) business days of receipt by Jabil of the RMA Product and all required associated documentation and subject to material availability. In the event a Defect is found, Jabil will reimburse Company for the reasonable cost of transporting the RMA Product to Jabil's designated repair facility and Jabil will deliver the repaired RMA Product or its replacement, FCA Company's designated destination. If no such Defect is found, Company shall reimburse Jabil for all reasonable fees as outlined in the SLA, and, if requested by Company, repair or replace the non-Defective RMA Product and Company shall bear responsibility for all reasonable and customary transportation costs to and from Jabil's designated repair facility.
5.5    Limitation of Warranty.  THE REMEDY SET FORTH IN SECTION 5.4 SHALL CONSTITUTE COMPANY'S SOLE AND EXCLUSIVE REMEDY FOR A BREACH OF THE WARRANTY MADE BY JABIL IN SECTION 5.1 HEREIN. THE WARRANTY SET FORTH IN THIS SECTION 5 IS IN LIEU OF, AND JABIL EXPRESSLY DISCLAIMS, AND COMPANY EXPRESSLY WAIVES, ALL OTHER WARRANTIES AND REPRESENTATIONS OF ANY KIND WHATSOEVER WHETHER IMPLIED, STATUTORY, ARISING BY COURSE OF DEALING OR PERFORMANCE, CUSTOM, USAGE IN THE TRADE OR OTHERWISE, INCLUDING COMPLIANCE WITH MATERIALS DECLARATION REQUIREMENTS (EXCEPT AS SPECIFIED IN SECTION 4.8), ANY WARRANTY OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OR INFRINGEMENT OR MISAPPROPRIATION OF ANY RIGHT, TITLE OR INTEREST OF COMPANY OR ANY THIRD PARTY. NO ORAL OR WRITTEN STATEMENT OR REPRESENTATION BY JABIL, ITS AGENTS OR EMPLOYEES SHALL CONSTITUTE OR CREATE A WARRANTY OR EXPAND THE SCOPE OF ANY WARRANTY HEREUNDER.
JABIL'S WARRANTY SHALL NOT APPLY TO ANY PRODUCT JABIL DETERMINES TO HAVE BEEN SUBJECTED TO TESTING FOR OTHER THAN SPECIFIED PUBLISHED ELECTRICAL CHARACTERISTICS OR TO OPERATING AND/OR ENVIRONMENTAL CONDITIONS IN EXCESS OF THE MAXIMUM VALUES ESTABLISHED IN PUBLISHED APPLICABLE SPECIFICATIONS, OR TO HAVE BEEN THE SUBJECT OF MISHANDLING, ACCIDENT, MISUSE, NEGLECT, IMPROPER TESTING, IMPROPER OR UNAUTHORIZED REPAIR, ALTERATION, DAMAGE, ASSEMBLY, PROCESSING OR ANY OTHER INAPPROPRIATE OR UNAUTHORIZED ACTION OR INACTION THAT ALTERS PHYSICAL OR ELECTRICAL PROPERTIES. IN THE EVENT THAT JABIL DENIES WARRANTY COVERAGE, JABIL WILL PROVIDE COMPLETE DOCUMENTATION TO COMPANY TO VERIFY AND DOCUMENT THE REASON(S) FOR SUCH DENIAL.
5.6    Epidemic Failure.  In the event of an Epidemic Failure during the Warranty Period, either Party will inform the other Party as soon as possible about the event. Jabil shall immediately propose a containment action plan and, as soon thereafter as reasonably possible, a corrective action plan. Jabil will implement the proposed corrective action plan promptly upon acceptance by Company. If it is determined based on Jabil's root cause analysis that an Epidemic Failure (as defined in Section 1.11) exists, then the

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following costs and expenses incurred by Company as a direct result of the Epidemic Failure shall be borne by Jabil: (i) [*****]; (ii) [*****]; (iii) [*****]; (iv) [*****]. If it is reasonably determined, based on the root cause analysis, that Jabil or Company is partly at fault for an Epidemic Failure, the parties agree to work together in good faith to determine an equitable allocation of costs and expenses. If it is reasonably determined and agreed between the Parties, based on the root cause analysis, that Company is fully at fault, the costs and expenses of the Epidemic Failure shall be borne by Company.
JABIL'S LIABILITY FOR EPIDEMIC FAILURES SHALL BE SUBJECT TO THE LIMITATION OF DAMAGES CAP SET FORTH IN SECTION 6 (LIMITATION OF DAMAGES) OF THIS AGREEMENT PLUS AN ADDITIONAL ANNUAL AGGREGATE LIABILITY OF [*****] PERCENT ([*****]%) OF PREVIOUS [*****] MONTHS REVENUE PAID BY COMPANY.
5.7    ECO Upgrade.  RMAs for engineering change order (ECO) upgrades will also be subject to the RMA process. Jabil will analyze the ECO and provide a per unit upgrade cost, expected completion date of manufacturing processes and delivery date.
6    Limitation of Damages
EXCEPT WITH REGARD TO BREACH OF CONFIDENTIALITY, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER PERSON OR ENTITY UNDER ANY CONTRACT, TORT, STRICT LIABILITY, NEGLIGENCE, OR OTHER LEGAL OR EQUITABLE CLAIM OR THEORY FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR INDIRECT DAMAGES, LOSS OF GOODWILL OR BUSINESS PROFITS, LOST REVENUE, WORK STOPPAGE, DATA LOSS, COMPUTER FAILURE OR MALFUNCTION, OR FOR ANY AND ALL OTHER DAMAGES, LOSS, OR EXEMPLARY OR PUNITIVE DAMAGES WHETHER SUCH PARTY WAS INFORMED OR WAS AWARE OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE. THE FOREGOING SHALL NOT EXCLUDE OR LIMIT EITHER PARTY'S LIABILITY FOR DEATH OR PERSONAL INJURY RESULTING FROM ITS NEGLIGENCE TO THE EXTENT THAT SUCH LIABILITY CANNOT BY LAW BE LIMITED OR EXCLUDED.
JABIL'S TOTAL ANNUAL AGGREGATE LIABILITY FOR CLAIMS UNDER SECTION 5.6 EPIDEMIC FAILURE (AS FURTHER SPECIFIED IN SECTION 5.6), AND SECTION 15.2 JABIL INDEMNIFICATION, SHALL NOT EXCEED THE GREATER OF [*****] US DOLLARS OR [*****] OF PREVIOUS [*****] MONTHS REVENUE PAID BY COMPANY.
7    Delivery, Title, Risk of Loss and Payment Terms.  For purposes of this Agreement ,if Jabil is shipping Products directly to Company's customer or distributor (per Incoterms 2010) EX WORKS Jabil's facility, all risk of loss and title shall be transferred to Company when Product (or any other items) are tendered to the carrier approved by Company's customer or distributor. If Jabil is shipping Products directly to Company or to Jabil's Direct Fulfilment Center Facility, such delivery will be at Jabil's expense, and title and risk of loss with respect to those Products pass to Company upon receipt at Company's dock (DAP Company's dock, per Incoterms 2010) or in accordance with the Consignment Agreement between the Parties effective as of May 29, 2014, as amended from time to time. For any shipments where Jabil acts as an agent in completing the Shipper's Export Declaration and managing Company's exports on behalf of Company, where the Company is the exporter of record (Principal Party in Interest - PPI), the Company hereby grants Jabil Power of Attorney to act on its behalf solely in managing those exports.

[*****] Information has been omitted and submitted separately to the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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7.1    Delivery.  Company reserves the right to refuse delivery of any quantity of Products in excess of that specified in its order or any delivery made more than five (5) days in advance of the delivery date. Company, at its option may return, freight collect, all units received in advance or in excess of the quantity specified on its purchase order line item, or may, at its option, retain such units with payment therefore deferred until it would otherwise be due.
7.2    Customer Shipments.  Jabil shall strive to achieve a 100% on-time customer shipment service level. In the event a shipment to a customer does not meet the shipment date specified by Company, due to Jabil's negligence or willful misconduct, Company may change shipping to premium transportation upon request. In that event, Jabil shall bear the expense of any difference in freight costs for the premium transportation. In the event the delay is due to a Supplier's failure to perform and/or deliver or Gigamon's failure to perform or deliver (not due to Jabil's negligence, act or omission), then Gigamon shall bear the expense of any difference in freight costs for the premium transportation.
7.3    Expedited Shipments.  In the event premium freight is required, for either incoming material to Jabil or shipment of product to Company, Company's customers, and/or Company's designated third party distributors, that is required due to Forecast changes, ECO's, MCO's, but not due to Jabil's negligence or wilful misconduct, Company shall bear the reasonable expense or any difference in freight costs for the premium transportation.
7.4    Evaluation by Company.  Notwithstanding any prior inspection or payment by Company, all Products shall be subject to final inspection and acceptance by Company or Company designees within thirty (30) days after shipment by Jabil from Jabil's Fulfilment Center. In addition, Company, or Company designee, shall be entitled to inspect, and accept or reject, by Product lot. Company or Company designees may reject any Product which it determines to be non-operable upon its removal from its original packaging and initial check-out, whether discovered by Company, its distributor, or its customer. Any Product rejected by Company, shall be returned to Jabil in accordance with the RMA process set forth in Section 5.3 of this Agreement.
7.5    Pricing and Payment.  Company may provide one or more requests for quotes (RFQs) for Products as the basis for Jabil's quotations. Jabil may include in its quotations or otherwise provide the Purchasing Standard Cost (PSC) as well as figures used by Jabil for assembly and test labor. The price per unit of Product shall be as stated on Jabil's quotation or as otherwise mutually agreed in writing. Company shall pay Jabil all undisputed monies when due, including all NRE Costs and E&O Inventory invoiced pursuant to Section 10.4. Payment of all undisputed amounts invoice shall be net ten (10) days from date of invoice. Payment to Jabil shall be in U.S. dollars and in immediately available funds. Invoices will be generated on an aggregate, once per day basis. Company hereby unconditionally guarantees the payment by any of its Subsidiaries or Affiliates who place orders under this Agreement to Jabil and/or its Affiliates. Any equipment, tooling, component, material or other goods or property, which is purchased by Jabil in order to perform its obligations under this Agreement, shall become the property of Company once Jabil is reimbursed for all NRE Costs. Jabil shall invoice Company for NRE Costs as it is incurred (or at other intervals agreed to by Jabil) during the term of this Agreement and upon cancellation, termination or expiration of this Agreement. Jabil agrees to request advance written approval from Company should resource requirements, and thereby NRE Costs, increase materially relative to estimated NRE Costs initially agreed by the Parties. Upon such request, Jabil shall provide to Company reasonably detailed supporting documentation and/or descriptions of the NRE Costs for which Jabil seeks reimbursement.

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7.6    Taxes.  Company shall be responsible for all federal, foreign, state and local sales, use, excise and other taxes (except taxes based on Jabil's income, or property taxes on fixed assets or inventories), all delivery, shipping, and transportation charges and all foreign agent or brokerage fees, document fees, custom charges and duties except for those taxes incurred on the import and transportation of raw materials, which shall be included in the per unit price quoted.
7.7    Foreign Currency.  It is the intent of both Parties to trade in United States Dollars whenever possible and remain fixed in that currency unless otherwise mutually agreed. For Components and/ or materials that are purchased in a currency other than US dollars or where Jabil production costs are based in non-U.S. dollars due to the manufacturing location (or will move/has moved to a new location), currency impact on pricing and value add services will be reset as part of the quarterly pricing process, unless the Parties have agreed to an alternative pricing cycle (hereafter "FX Period").In such cases Jabil will include all non-U.S. Dollar based content within cost detail submitted at the time of quote, and the cost will be decreased or increased to reflect currency fluctuations. At every FX Period, Jabil and Company will meet to establish the prices for the next FX Period for Products, Components and/or materials and value add services. The Company and Jabil agree that there will be a currency reconciliation process (hereafter "Currency Process"), reviewed during the FX Period (or QBR, if applicable), for foreign currency gains and losses of outstanding inventory (Components and/or materials and Products), as well as the value add portion of any services provided. Revaluation of value add services should only be done if such services are invoiced in the same currency as the functional currency for the Facility where manufacturing occurs, except that the Parties shall agree to a specific currency and reconciliation process for Products manufactured in, or transferred to a new Facility in, the following countries: Brazil, Vietnam, India, Ukraine, Russia (hereafter "Restricted Currency Countries"). The Restricted Currency Countries may be updated by Jabil from time to time with notice to Company.
(a)    Currency Process:

i)	On or before the third Monday of each calendar month. Company will inform Jabil about purchase volumes per site for month T+1, +2, +3, and +4 from the forecast as specified in the Agreement.

ii)
In case Company has not delivered the information as per subsection (a) (i), Jabil shall rely on the information as communicated during previous month/months(s) unless this information has changed and has been communicated to Jabil in writing. Jabil will inform Company on a monthly basis if Company is not conforming to subsection (a) (i).

b)    Exchange Rate:
The exchange rate against the U.S. Dollar will be established with the applicable foreign currency on the second Thursday of the last month of each calendar quarter of the FX Period (i.e. March, June, September and December) based on the spot exchange rates published in the Wall Street Journal (spot exchange rate at 5 pm EST from source, e.g. New York closing snapshot).
8    Import and Export.  Company shall be responsible for obtaining any required import or export licenses necessary for Jabil to ship Product, including certificates of origin, manufacturer's affidavits, and U.S. Federal Communications Commission's identifier, if applicable and any other licenses required under US or foreign law and Company shall be the importer of record. Each party agree that it shall not export, re-export, resell or transfer, or in the case of Company, otherwise require Jabil to ship or deliver any Product, assembly, component or any technical data or software which violate any export controls or limitations imposed by the United States or any other governmental authority, or to any country for which an export license or other governmental approval is required at the time of export without first obtaining all necessary licenses and approvals and paying all duties and fees. Company shall provide Jabil with all licenses, certifications, approvals and authorizations in order to permit Jabil to comply with all import and

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export laws, rules and regulations for the shipment and delivery of the Product. Company shall also be responsible for complying with any legislation or regulations governing the importation of the Product into the country of destination and for payment of any duties thereon. Unless otherwise advised in writing by Company Jabil will assume that any technical data or hardware is classified under the Export Administration Regulations as ECCN EAR99. Jabil will use Commercially Reasonable Efforts to screen all Customer shipments, prior to shipment, against the necessary and required Restricted Parties and Countries lists compiled by the U.S. Government and will use Commercially Reasonable Efforts to block any shipments (upon prompt notice to Company) that appear to be going to a Restricted Party or Restricted Country. A Restricted Party or are persons, companies, or entities that have been denied global trade privileges or are subject to sanctions by a government entity. A Restricted Country is a country that is subject to sanctions or that may not be traded with and may not receive imports without a special license, as specified by a government entity. As of the Effective Date, the US Government has designated the following as Restricted Countries: Cuba, North Sudan, North Korea, Syria and Iran.
9    Design or Repair Services; and U. S. Government Contracts. In the event that the Parties agree that Jabil will provide design or repair (i.e., out of warranty) services for Company, or U.S. government subcontract services for Company, the terms and conditions of such services shall be set forth in a separate and mutually agreed upon separate agreement prior to the commencement of any such services. No FAR, DFAR, or any other FAR Supplement clauses shall be applicable to this Agreement. If Company requires Jabil to perform any of the foregoing services prior to execution of a separate agreement, Jabil's services will be provided "as is" and Company shall be fully responsible for any claims or liability arising from such services and corresponding deliverables or products.
10    Change Orders, Rescheduling and Cancellation.
10.1    Changes to Manufacturing Services, Packaging and Shipping Specifications and Test Procedures.  Company may, in writing, request a change to the Manufacturing Services, Packaging and Shipping Specifications and Test Procedures at any time. Jabil will analyze the requested change and provide Company with an assessment and relevant documentation of the effect that the requested change will have on cost, manufacturing, scheduling, delivery and implementation. As will be mutually agreed to by the Parties at the time, Company will either be responsible for all increased costs reasonably associated with any accepted changes or will receive an appropriately reduced cost for any Products, as may be applicable. Any such change shall be documented in a written change order and shall become effective only upon mutual written agreement of both Parties to the terms and conditions of such change order, including changes in time required for performance, cost and applicable delivery schedules. Jabil will not make any change to any SOW, Manufacturing Services, Packaging and Shipping Specifications, Specifications, Test Procedures, or any production process without Company's prior written consent.
10.2    Production Increases.  Company may, in writing, request increases in production volume of Product for an outstanding Build Schedule at any time. Jabil will analyze the request and determine if it can meet the requested increase within the required Lead-time. If Jabil can satisfy the requested increase it will provide Company with a new Build Schedule setting forth the expected delivery date of the changed order. If Jabil is unable to satisfy or comply with Company's requested increase in production volume within the requested time frame for delivery, Jabil will provide the reasons preventing Jabil from satisfying the requested increase within three (3) business days after receipt of Company's request. Any such change shall be documented in writing and shall become effective only upon mutual written agreement of both Parties to the terms and conditions of such change, including changes in time required for performance, cost and applicable delivery schedules. Within sixty (60) days of written notice from Company, Jabil will make Commercially Reasonable Efforts to drive supply chain actions and flexibility that will enable Jabil to produce 25% more Products than specified in the subsequent two (2) months of Build Schedule Forecast.

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10.3    Product Configuration Changes and Engineering Changes.  Company may request configuration or engineering changes to Product in writing at any time. Jabil will analyze the request and determine if it can meet the requested changes within the required Lead-time. If Jabil can satisfy the requested change it will provide Company within three (3) business days after receipt of the configuration or engineering request notice, a notice of acceptance of the requested changes along with any additional material or manufacturing labor costs and expected changes to delivery schedules. If Jabil is unable to satisfy or comply with Company's requested changes within the requested time frame for delivery, Jabil will provide the reasons preventing Jabil from satisfying the requested increase within three (3) business days after receipt of Company's request. Any such change shall be documented in writing and shall become effective only upon mutual written agreement of both Parties of the terms and conditions of such change, including changes in time required for performance, cost (including cost of materials on hand or on order in accordance with original Build Schedule) and applicable delivery schedules.
10.4    Treatment of Obsolete and E&O Inventory.  Upon receiving notice from Company of an engineering change or that any Product, component or assembly has become obsolete or has reached end-of-life Jabil will, within a sixty (60) day period after receiving such notice, provide Company with an analysis of Company's liability to Jabil for components and materials acquired or scheduled to be acquired to manufacture such Product. For the avoidance of doubt, in no event will Company be liable for carrying charges for both Obsolete and Excess Inventory for the same part numbers at the same time. Jabil will use Commercially Reasonable Efforts to assist Company in minimizing Company's liability for both Excess and/or Obsolete Inventory by taking the following steps:

•	As soon as is commercially practical reduce or cancel component and material orders to the extent contractually permitted.

•	Return all components and materials to the extent contractually permitted.

•	Review internal material usage to determine if E&O Inventory can be used by Jabil for another customer.

•	Make all Commercially Reasonable Efforts to sell components and materials to third parties.

•
Assist Company to determine whether current work in progress should be completed, scrapped or shipped "as is" (completed work shall be billed at the finished Product price; scrapped or "as-is" shipments to be billed subject to Jabil's quote for same).

Company shall be liable for E&O Inventory per the terms of this agreement. If component level E&O Inventory is sold to Company, or scrapped Company shall pay Jabil the Purchasing Standard Cost plus [*****]. If component level E&O Inventory is sold to a third party, Company will pay Jabil the Purchasing Cost plus [*****] minus the amount paid by the third party company. For any single dispositioned E&O line item, the [*****] fee added to Jabil's Purchasing Standard Cost will be capped at $[*****] per transaction.
10.4.1    EOL Materials. Jabil will inform Company, in writing, of any EOL notifications received from Suppliers which impact active parts. At Company's written request, Jabil will purchase such components and materials for prompt sale to Company to be placed in inventory under Consignment.
10.5    Rescheduled Delivery of Orders.  Company may request Jabil to reschedule the delivery date for Product(s) identified in pending orders in accordance with this Section 10.5. In addition, Company shall be responsible for payment of any expedited shipping charges imposed on Jabil by a supplier for accelerated deliveries.

[*****] Information has been omitted and submitted separately to the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Days Prior to Delivery Date	Reschedule (Pull-in) Terms	Reschedule (Push-out) Terms
[*****] days	Company may not reschedule an order within [*****] days of the delivery date without payment in full for the order.	Company may not reschedule an order within [*****] days of the delivery date without payment in full for the order.
[*****] days from original delivery date	Company may accelerate delivery of up to [*****] of an order based upon material availability and delivery date agreed by Jabil or pulling from FGI stock location.	Company may delay/cancel delivery of up to [*****] of an order within [*****] day window from date of notification with notification provided based on forecast.
[*****] days from original delivery date	Company may accelerate delivery of up to [*****] of an order based upon material availability and delivery date agreed by Jabil or pulling from FGI stock location.	Company may delay/cancel delivery of up to [*****] of an order within [*****] day window from date of notification with notification provided based on forecast.
[*****] days from original delivery date	Company may accelerate delivery of up to [*****] of an order based upon material availability and delivery date agreed by Jabil or pulling from FGI stock location.	Company may delay/cancel delivery of up to [*****] of an order within [*****] day window from date of notification with notification provided based on forecast.
[*****] days from original delivery date	Company may accelerate delivery of up to [*****] of an order based upon material availability and delivery date agreed by Jabil or pulling from FGI stock location.	Company may delay/cancel delivery of up to [*****] of an order within [*****] day window from date of notification with notification provided based on forecast.
Short term [*****] Pull in request should first be handled by both parties agreeing to a finished goods inventory quantity (FGI) held at Jabil or Company. The inventory level shall be mutually agreed between both parties and the agreed min-max levels should be managed and controlled by Jabil. Further Pull-ins requests are based on material availability and Jabil will utilize Commercially Reasonable Efforts to respond to Company's requests within [*****] working days of receipt. Jabil's response on delivery requests will include best available alternative date(s) if it cannot meet Company's requested date(s). No Build Schedule (order) may be cancelled in whole or in part or rescheduled more than [*****] without Jabil's prior written consent, not to be unreasonably withheld, delayed, or conditioned. In the event of an order cancellation or delay agreed to in writing by Jabil, Company shall be liable for cancellation charges quoted by Jabil, which may include without limitation, charges for E&O Inventory as provided herein, work-in-process, finished goods, and supplier-imposed charges, such as cancellation and transportation charges to obtain and return the materials or components. Inventory excess created by cancellation and/or delay of orders per section 10.5, will be subject to the remedies detailed in section 10.6. Reschedules in excess of the maximum deferred quantity or period (set forth above) will be considered cancellations and subject to the foregoing applicable cancellation charges. Reschedules and cancellations may result in revised product pricing. Jabil will use Commercially Reasonable Efforts to cancel and push-out incoming material receipts in order to align with demand reschedules.

[*****] Information has been omitted and submitted separately to the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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10.6    Treatment of Excess Inventory.  In the event that the Company's rescheduling out of orders, engineering change orders, or issuance of Build Schedules that are materially inconsistent with the applicable Build Schedule Forecast result in Excess Inventory, Jabil and Company agree to discuss in good faith who was responsible for the Excess Inventory and how that Excess Inventory will be reconciled. Jabil will provide Company with the detailed inventory report detailing the following for the Excess Inventory:

•	Part Number

•	Description

•	Lead-Time

•	Minimum Order Quantities (MOQ)

•	Current inventory on hand at Jabil

•	Non-cancelable, non-returnable orders for inventory

•	Total Jabil owned inventory

•	Net current Jabil owned inventory

•	Current days in inventory and inventory turns position
If the parties determine that Company is responsible for specific Excess Inventory, Company agrees to, at Company's election, do one of the following (1) buy back the full Excess Inventory, at the purchase prices paid by Jabil, into Consignment, or (2) pay 0.67% carrying charges per month (equivalent to [*****] per quarter) for the full Excess Inventory purchase prices paid by Jabil.
In the event that Company chooses to pay carrying charges of 0.67% per month, Jabil agrees to allow this for three consecutive months. If the Excess Inventory has not reduced after the three consecutive months, then an inventory buy back will be required in month 4 to cover any inventory value in excess.
10.7    Termination Charges.  Upon termination, expiration or cancellation of this Agreement for any reason, Jabil shall submit to Company Jabil's invoices for termination/cancellation charges within (a) sixty (60) days from the effective date of such termination, expiration or cancellation. Jabil's invoice for such charges shall be based upon costs incurred by Jabil as expressly described in this Section 10.7, up to the date of termination, expiration or cancellation ("Termination Effective Date"). Jabil will provide to Company all information reasonably necessary to confirm the costs and expenses sustained by Jabil due to termination, expiration or cancellation. To the extent that Jabil cannot mitigate its costs as required in Section 10.8 below within a reasonable amount of time following cancellation, expiration or termination, for any reason Company's obligation shall be to pay the charges reasonably documented by Jabil as follows provided that Company will not be responsible for costs and charges related to any components or materials ordered by Jabil in excess of Company's forecasts (subject to Minimum Order Quantities) or in excess of specified Lead Times. Gigamon will not be responsible for termination charges caused by Jabil's negligence or willful misconduct.
10.7.1    The applicable price for the Product of which Jabil has completed manufacture prior to the Termination Effective Date pursuant to an issued Build Schedule for which payment has not been made;

[*****] Information has been omitted and submitted separately to the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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10.7.2    Reimbursements for subassemblies and work-in-process at the time of Termination Effective Date which were purchased or ordered pursuant to issued Build Schedules or Build Schedule Forecasts, and E&O Inventory, along with applicable agreed upon transformation costs and material mark-ups for Obsolete Inventory. Jabil will use Commercially Reasonable Efforts to assist Company in minimizing Company's inventory liability by taking the following steps:

•	As soon as commercially practicable, reduce or cancel component and material orders to the extent contractually permitted.

•	Return all components and materials to the extent contractually permitted.

•	Review internal material usage to determine whether E&O Inventory may be used by Jabil for another customer.

•	Make Commercially Reasonable Efforts to sell components and materials to third parties.

•
Assist Company in determining whether current work in progress for Company will be completed, scrapped, or shipped "as is" (completed work will be billed at the finished Product price and otherwise deemed finished Product for the purposes of this Agreement; scrapped or "as-is" shipments will be invoiced to Company subject to Company's acceptance of Jabil's quote).

10.7.3    Jabil's reasonable cancellation costs incurred for components that Jabil had on order on behalf of Company on the Termination Effective Date pursuant to issued Build Schedules or Build Schedule Forecasts; and
10.7.4    Jabil's cost of equipment or tooling purchased by Jabil specifically for the manufacture, test, design, or packaging of Product to the extent agreed in a Schedule 1 or otherwise in writing by Company and not already reimbursed by Company as an NRE Cost or otherwise. All goods for which Company has paid 100% of Jabil's incurred cost or more shall be held by Jabil for Company's account and Company may arrange for its acquisition of them. As long as the goods remain in Jabil's possession, Jabil will take reasonable care to prevent damage, destruction, or loss to those goods.
10.8    Duty to Mitigate Costs.  Both Parties shall, in good faith, undertake Commercially Reasonable Efforts to mitigate the costs of termination, expiration or cancellation. Jabil shall make Commercially Reasonable Efforts to cancel all applicable component and material purchase orders and reduce component inventory through return for credit programs or allocate such components and materials for alternate Company programs if applicable, or other customer orders provided the same can be used within sixty (60) days of the termination date. Jabil will seek to use such Company materials for other customer demands with preference given to the use of these materials over the purchase or delivery of new materials.
11    Term.  The term of this Agreement shall begin on the Effective Date and shall end two years from the Effective Date, except that this Agreement will automatically renew for successive one year renewal terms unless Jabil provides Company written notice of non-renewal at least six months' before the end of the then-current term, or Company provides Jabil with written notice of non-renewal at least six (6) months before the end of the then-current term. Notwithstanding the foregoing, any sections whose by their very nature are meant to survive the expiration, termination or cancellation of this Agreement shall do so.
12    Termination.  This Agreement may be terminated as follows:
12.1    Termination for Convenience.  This Agreement may be terminated at any time upon either; (1) the mutual written consent of the Parties, or (2) by Jabil upon the date for termination set forth in a written notice given to Company not less than nine (9) months prior to such date, or by Company upon the date for termination set forth in a written notice given to Jabil not less than six (6) months prior to such date.

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12.2    Termination for Cause.  Either Party may terminate this Agreement based on the material breach by the other Party of this Agreement, provided that the Party alleged to be in material breach receives written notice setting forth the nature of the breach at least thirty (30) days prior to the intended termination date. During such time the Party in alleged material breach may cure the alleged breach and if such breach is cured within such thirty (30) day period, no termination will occur and this Agreement will continue in accordance with its terms. If such breach shall not have been cured, termination shall occur upon the termination date set forth in such notice.
12.3    Termination for Bankruptcy/Insolvency.  Upon the happening of any of the following events with respect to a Party, this Agreement may be terminated immediately by either Party:
12.3.1    The appointment of a receiver or custodian to take possession of any or all of the assets of a Party, or should a Party make an assignment for the benefit of creditors, or should there be an attachment, execution, or other judicial seizure of all or a substantial portion of a Party's assets, and such attachment, execution or seizure is not discharged within thirty (30) days.
12.3.2    A Party becomes a debtor, either voluntarily or involuntarily, under Title 11 of the United States Code or any other similar law and, in the case of an involuntary proceeding, such proceeding is not dismissed within thirty (30) days of the date of filing.
12.3.3    The dissolution or termination of the existence of a Party whether voluntarily, by operation of law or otherwise.
12.4    Change of Ownership.  Either Party ("First Party") may terminate this Agreement in the event the control of the other Party ("Second Party") changes. A change of control does not include a change in formation and does include:
12.4.1    The sale or exchange of a substantial portion of the assets of Jabil used for the production of the Products. For the avoidance of doubt, Jabil understands and agrees that in the event such a sale or exchange is desired, it will work and negotiate with Company in good faith to move the manufacturing operations for Company's Products to a different Jabil Facility under a similar or more favorable cost model.
12.4.2    The sale or exchange of a majority of the shares of the Second Party (for the avoidance of doubt, such sale or exchange does not include any public, private or secondary stock offering).
The Second Party will provide the First Party with written notice of the change of control within ten (10) days after the change of control becoming effective. The First Party will have sixty (60) days from the date it has received said notice to send its notice of termination to the Second Party. The termination will become effective on the later of: (a) 7 months after the receipt of the notice of termination; or (2) 9 months after the change of control.
12.5    Termination Consequences.  If this Agreement is terminated for any reason, Company shall not be excused from performing its obligations under this Agreement with respect to payment for all monies due Jabil hereunder including fees, costs and expenses incurred by Jabil up to and including, in accordance with section 10.6 and 10.7, the Termination Effective Date. Immediately upon termination, Jabil will: (a) provide to Company any Loaned Equipment, Components Supplied by Company, and any other tooling, fixtures, or equipment in Jabil's or any affiliate's possession paid in full for by Company; (b) provide to Company complete, accurate copies of any Jabil Created Intellectual Property excluding rights to manufacturing processes and/or manufacturing process improvements; and (c) return all Consigned Products promptly to Company as specified in the Consignment Agreement entered into between the Parties, as amended from time to time. For the avoidance of doubt, Gigamon will not be responsible for termination fees, costs and expenses caused by Jabil's negligence or willful misconduct.

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13    Confidentiality.
13.1    Confidentiality Obligations.  In order to protect both Parties' Proprietary Information and Technology the Parties agree that each Party shall use the same degree of care, but no less than a reasonable degree of care, as such Party uses with respect to its own similar information to protect the Proprietary Information and Technology of the other Party and to prevent any disclosure of the other Party's Proprietary Information and Technology to a third party, and to prevent any use of the other Party's Proprietary Information and Technology other than for the purposes of this Agreement. This Section 13 imposes no obligation upon a Party with respect to Proprietary Information and Technology which the receiving Party can show by competent evidence (a) was known to such Party before receipt from the disclosing Party; (b) is or becomes publicly available through no fault of the receiving Party; (c) is rightfully received by the receiving Party from a third party without a duty of confidentiality; (d) is disclosed by the disclosing Party to a third party without imposing a duty of confidentiality on the third party; (e) is independently developed by the receiving Party without a breach of this Agreement; or (f) is disclosed by the receiving Party with the disclosing Party's prior written approval. If a Party is required by a government body or court of law to disclose Proprietary Information and Technology, this Agreement or any portion hereof, then such Party agrees to give the other Party reasonable advance notice so that the other Party may seek a protective order or otherwise contest the disclosure.
13.2    Employees, Agents and Representatives.  Each Party represents and warrants to the other that it has adopted policies and procedures with respect to the receipt and disclosure of confidential or proprietary information, such as the Proprietary Information and Technology, with its employees, agents and representatives. Each Party represents and warrants to the other Party that it will cause each of its employees, agents and representatives to maintain and protect the confidentiality of the other Party's Proprietary Information and Technology in accordance with this Agreement. Jabil further represents and warrants to Company that the Company's Proprietary Information and Technology will be used solely for the purposes of fulfilling Jabil's obligations under this Agreement at the Jabil facility and will not be transferred or made available outside the Jabil facility without Company's prior written consent.
13.3    Term and Enforcement.  The confidentiality obligation set forth in this Agreement shall be observed during the term of the Agreement and for a period of five (5) years following the termination of this Agreement. In the case where Confidential Information constitutes a trade secret under applicable law, the confidentiality obligation set forth in this Agreement shall be observed for as long as such Confidential Information remains a trade secret following the termination of this Agreement. Each Party acknowledges that a breach of any of the terms of this Section 13 may cause the non-breaching Party irreparable damage, for which the award of damages would not be adequate compensation. Consequently, the non-breaching Party may institute an action to enjoin the breaching Party from any and all acts in violation of those provisions, which remedy shall be cumulative and not exclusive, and shall be in addition to any other relief to which the non-breaching Party may be entitled at law or in equity. Such remedy shall not be subject to the arbitration provisions set forth in Section 21.13.
13.4    Return of Proprietary Information and Technology.  Upon the termination, cancellation or expiration of this Agreement all Proprietary Information and Technology shall, upon written request, be returned to the respective Party, or at the respective Party's discretion, destroyed by the receiving Party.
14    Intellectual Property Rights; Assignment.
14.1    Jabil Existing Intellectual Property.  Jabil shall retain all right, title and ownership to any Jabil Existing Intellectual Property or Jabil Manufacturing Process, subject to the license granted in this Section 16.1.
Jabil grants to Company a worldwide, non-exclusive, fully paid-up, royalty free right and license under Jabil's intellectual property rights to the Jabil Existing Intellectual Property only insofar as is required for Company to use, sell or distribute the Products provided as part of the Manufacturing Services performed

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by Jabil pursuant to this Agreement; provided however, that no license to manufacturing processes or manufacturing process improvements shall be granted hereunder, except as required for Company to use, sell or distribute the Products.
14.2    Jabil Created Intellectual Property.  The Jabil Created Intellectual Property will be the sole property of Company.
Jabil Created Intellectual Property that constitutes copyrightable subject matter will be considered a "work made for hire" to the extent permitted under the United States Copyright Act. To the extent that ownership of the Jabil Created Intellectual Property does not by operation of law vest in Company, Jabil will and does hereby assign fully and irrevocably to Company all of Jabil's right, title and interest in and to the Jabil Created Intellectual Property, including all related intellectual property rights. Jabil will promptly disclose all Jabil Created Intellectual Property and all pertinent data to Company. If government approval is required to assign any Jabil Created Intellectual Property to Company, Jabil will, at its expense, obtain the government approval as quickly as possible. Jabil will assist Company and its designees in every proper way to secure Company's rights in the Jabil Created Intellectual Property and related intellectual property rights. Jabil will execute all applications, specifications, oaths, assignments, and other instruments that Company deems necessary in order to apply for and obtain these rights and in order to assign and convey to Company, its successors, assigns, and nominees the sole and exclusive right, title, and interest in and to these Jabil Created Intellectual Property, and any related intellectual property rights. Jabil's obligation to provide assistance will continue after the termination or expiration of this Agreement. Jabil will not register or apply for, in its name or any third party's name, any intellectual property rights (in any country) in such Jabil Created Intellectual Property.
14.3    License to Company Proprietary Information and Technology.  Subject to the terms and conditions of this Agreement, Company grants to Jabil a non-exclusive, non-transferable, non-sublicensable limited right to use the Company Proprietary Information and Technology solely at the Jabil Facility, solely as necessary to manufacture Products in accordance with this Agreement. Except for the limited license granted in the immediately preceding sentence, Company reserves all right, title, and interest, including all intellectual property and other proprietary rights in and to the Company Proprietary Information and Technology. Jabil will not reverse-engineer or modify any of the Company Proprietary Information or Technology without Company's prior written consent.
15    Indemnification.
15.1    Company Indemnification.  Company agrees to indemnify, defend and hold Jabil and its employees, Subsidiaries, Affiliates, successors and assigns harmless from and against all claims, damages, losses, costs and expenses, including attorneys' fees, arising from any third party claims asserted against Jabil and its employees, Subsidiaries, Affiliates, successors and assigns, to the extent based on any of the following: (a) Specifications, Company Proprietary Information and Technology, any Product or any information, technology and processes supplied or approved by Company in writing or otherwise required by Company in writing, but not including to the extent such claim is based on a manufacturing defect solely and proximately caused by Jabil's gross negligence or willful misconduct that constitutes a material breach by Jabil of its obligations under this Agreement; (b) actual or alleged noncompliance with Materials Declaration Requirements; (c) that any item in subsection (a) infringes or violates any patent, copyright or other intellectual property right of a third party, and (d) design or product liability alleging that any item in subsection has caused or will in the future cause damages of any kind, but not including to the extent such claim is based on a manufacturing defect solely and proximately caused by Jabil's gross negligence or willful misconduct that constitutes a material breach by Jabil of its obligations under this Agreement. Additionally, in the event that Company is found by a court of competent jurisdiction or other duly authorized government entity to have failed to fully comply with laws applicable to its business operations, Company shall indemnify and defend Jabil for any fines or penalties paid and resulting directly from the failure of Company's non-compliance. Jabil may employ counsel, at its own expense, to assist Jabil with respect to any such claims, provided that if such counsel is necessary because of a conflict of interest with Company or its counsel or

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because Company does not assume control of the defense of a claim for which Company is obligated to indemnify Jabil hereunder, Company shall bear such expense. Company shall not enter into any settlement that affects Jabil's rights or interests without Jabil's prior written approval, which shall not be unreasonably withheld, conditioned, or delayed. Jabil will promptly provide such assistance and cooperation as is reasonably requested by Company or its counsel in connection with such indemnified claims.
15.2    Jabil Indemnification.  Jabil agrees to indemnify, defend and hold Company and its employees, subsidiaries, affiliates, successors and assigns harmless from and against all claims, damages, losses, costs and expenses, including attorneys' fees, arising from any third party claims asserted against Company and its employees, subsidiaries, affiliates, successors and assigns that are based in part or in whole on (i) an allegation that the manufacturing processes supplied or employed by Jabil hereunder, infringe or violate any patent, copyright or other intellectual property right of a third party; or (ii) third party claims for bodily injury to the extent such claim is based on a manufacturing defect solely and proximately caused by Jabil's negligence or willful misconduct that constitutes a material breach by Jabil of its obligations under this Agreement. Additionally, in the event that Jabil is found by a court of competent jurisdiction or other duly authorized government entity to have failed to fully comply with laws applicable to its business operations, Jabil shall indemnify and defend Company for any fines or penalties paid and resulting directly from the failure of Jabil's non-compliance. Jabil shall not be required to indemnify Company if Jabil's compliance with Company's Specifications caused the violation. Company shall promptly advise Jabil of any such claim or allegation in writing and grant Jabil control of the defense of such claim or suit. Company may employ counsel, at its own expense to assist Company with respect to any such claims, provided that if such counsel is necessary because of a conflict of interest with Jabil or its counsel or because Jabil does not assume control of the defense of a claim for which Jabil is obligated to indemnify Company hereunder, Jabil shall bear such expense. Jabil shall not enter into any settlement that affects Company's rights or interests without Company's prior written approval, which shall not be unreasonably withheld. Company will provide such assistance and cooperation as is reasonably requested by Jabil or its counsel in connection with such indemnified claims.
16    Relationship of Parties.  Jabil shall perform its obligations hereunder as an independent contractor. Nothing contained herein shall be construed to imply a partnership or joint venture relationship between the Parties. The Parties shall not be entitled to create any obligations on behalf of the other Party, except as expressly contemplated by this Agreement. The Parties will not enter into any contracts with third parties in the name of the other Party without the prior written consent of the other Party.
17    Insurance.  Each Party will keep its business and properties insured at all times against such risks for which insurance is usually maintained by reasonably prudent Persons engaged in a similar business (including insurance for hazards and insurance against liability on account of damage to Persons or property and insurance under all applicable workers' compensation laws). The insurance maintained shall be in such monies and with such limits and deductibles usually carried by Persons engaged in the same or a similar business.
18    Publicity.  Without the consent of the other Party, neither Party shall refer to this Agreement in any publicity or advertising or disclose to any third party any of the terms of this Agreement. Notwithstanding the foregoing, neither Party will be prevented from, at any time, furnishing any information to any governmental or regulatory authority, including the United States Securities and Exchange Commission or any other foreign stock exchange regulatory authority, that it is by law, regulation, rule or other legal process obligated to disclose, so long as the other Party is given advance written notice of such disclosure pursuant to Section 13.1 and opportunity to seek a protective order. A Party may disclose the existence of this Agreement and its terms to its attorneys and accountants, suppliers, customers and others only to the extent necessary to perform its obligations and enforce its rights hereunder.

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19    Force Majeure.  Neither Party will be liable for any delay in performing, or for failing to perform, its obligations under this Agreement (other than the payment of money) resulting from any cause beyond its reasonable control including, acts of God; blackouts; power failures; inclement weather; fire; explosions; floods; hurricanes; typhoons; tornadoes; earthquakes; epidemics; strikes; work stoppages; labor, component or material shortages unless caused by the claiming Party's negligence; slow-downs; industrial disputes; sabotage; accidents; destruction of production facilities; riots or civil disturbances; acts of government or governmental agencies, including changes in law or regulations that materially and adversely impact the Party, and U.S. Government priority orders or contracts; provided that the Party affected by such event promptly notifies (in no event more than ten (10) business days of discovery of the event) the other Party of the event. If the delays caused by the force majeure conditions are not cured within sixty (60) days of the force majeure event, then either Party may immediately terminate this Agreement. Termination of this Agreement pursuant to this Section 20 shall not affect Company's obligation to pay Jabil amounts due to Jabil in accordance with Section 10.8 of this Agreement.
20    Miscellaneous.
20.1    Notices.  All notices, demands and other communications made hereunder shall be in writing and shall be given either by personal delivery, by nationally recognized overnight courier (with charges prepaid), by facsimile or EDI (with telephone confirmation) addressed to the respective Parties at the following addresses:

Notice to Jabil:	Jabil Circuit, Inc.
10560 Dr. M.L. King Jr. Street North
St. Petersburg, FL 33716
Facsimile: (727) 803-3415
Attn: General Counsel

with a copy to:	Jabil Circuit, Inc.
30 Great Oaks Boulevard
San Jose, California 95119
Facsimile; (408)3613330

Notice to Company:	Gigamon Inc.
3300 Olcott Street
Santa Clara, California 95054
Facsimile: (408) 831-4001
Attn: General Counsel

20.2    Attorneys' Fees and Costs.  In the event that attorneys' fees or other costs are incurred to enforce payment or performance of any obligation, agreement or covenant between the Parties or to establish damages for the breach of any obligation, agreement or covenant under this Agreement, or to obtain any other appropriate relief under this Agreement, whether by way of prosecution or defense, the prevailing Party shall be entitled to recover from the other Party its reasonable attorneys' fees and costs, including any appellate fees and the costs, fees and expenses incurred to enforce or collect such judgment or award and any other relief granted.
20.3    Amendment.  No course of dealing between the Parties hereto shall be effective to amend, modify, or change any provision of this Agreement. This Agreement may not be amended, modified, or

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changed in any respect except by an agreement in writing signed by the Party against whom such change is to be enforced. The Parties may, subject to the provisions of this Section 20.3, from time to time, enter into supplemental written agreements for the purpose of adding any provisions to this Agreement or changing in any manner the rights and obligations of the Parties under this Agreement or any Schedule hereto. Any such supplemental written agreement executed by the Parties shall be binding upon the Parties.
20.4    Partial Invalidity.  Whenever possible, each provision of this Agreement shall be interpreted in such a way as to be effective and valid under applicable law. If a provision is prohibited by or invalid under applicable law, it shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
20.5    Monies.  All references to monies in this Agreement shall be deemed to mean lawful monies of the United States of America unless otherwise agreed by the parties in writing.
20.6    Entire Agreement.  This Agreement, the Schedules and any addenda attached hereto or referenced herein, constitute the complete and exclusive statement of the agreement of the Parties with respect to the subject matter of this Agreement, and replace and supersede all prior agreements and negotiations by and between the Parties. Each Party acknowledges and agrees that no agreements, representations, warranties or collateral promises or inducements have been made by any Party to this Agreement except as expressly set forth herein or in the Schedules and any addenda attached hereto or referenced herein, and that it has not relied upon any other agreement or document, or any verbal statement or act in executing this Agreement. These acknowledgments and agreements are contractual and not mere recitals. In the event of any inconsistency between the provisions of this Agreement and any Schedule and any addenda attached hereto or referenced herein, the provisions of this Agreement shall prevail unless expressly stipulated otherwise, in writing executed by the Parties. Pre-printed language on each Party's forms, including purchase orders, shall not constitute part of this Agreement and shall be deemed unenforceable.
20.7    Binding Effect.  This Agreement shall be binding on the Parties and their successors and assigns; provided, however, that neither Party shall assign, delegate or transfer, in whole or in part, this Agreement or any of its rights or obligations arising hereunder without the prior written consent of the other Party. Any purported assignment without such consent shall be null and void. For the avoidance of doubt, a change in corporate formation or entity type (and the corresponding change in a company's legal name and formal legal status) will not be deemed an assignment. Notwithstanding the foregoing, Jabil shall have the right to assign its rights to receive monies hereunder without the prior written consent of Company.
20.8    Waiver.  Waiver by either Party of any breach of any provision of this Agreement shall not be considered as or constitute a continuing waiver or a waiver of any other breach of the same or any other provision of this Agreement.
20.9    Captions.  The captions contained in this Agreement are inserted only as a matter of convenience or reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.
20.10    Construction.  Since both Parties have engaged in the drafting of this Agreement, no presumption of construction against any Party shall apply.
20.11    Section References.  All references to Sections or Schedules shall be deemed to be references to Sections of this Agreement and Schedules attached to this Agreement, except to the extent that any such reference specifically refers to another document. All references to Sections shall be deemed to also refer to all subsections of such Sections, if any.

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20.12    Dispute Resolution.  Except for a Party's right to seek injunctive relief in a court of competent jurisdiction in accordance with Section 20.15, the following procedure will apply for resolution of disputes between the Parties under this Agreement:

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20.12.1    The Parties shall use good faith efforts to resolve disputes within twenty (20) business days of written notice of such dispute. Such efforts shall include escalation of such dispute to the corporate officer level of each Party.
20.12.2    If the Parties cannot resolve any such dispute within said twenty (20) business day period, the matter shall be submitted to binding arbitration for resolution. Arbitration will be initiated by filing a demand at the New York, New York regional office of the American Arbitration Association ("AAA").
20.12.3    20.12.3 Disputes will be heard and determined by a panel of three arbitrators. Each Party will appoint one arbitrator to serve on the panel. A neutral arbitrator will be appointed by the AAA. All arbitrators must have significant experience in resolving disputes involving electronic manufacturing and design services.
20.12.4    Within fifteen (15) business days following the selection of the arbitrators, the Parties shall present their claims to the arbitrators for determination. Within ten (10) business days of the presentation of the claims of the Parties to the arbitrators, the arbitrators shall issue a written opinion. To the extent the matters in dispute are provided for in whole or in part in this Agreement, the arbitrators shall be bound to follow such provisions to the extent applicable. In the absence of fraud, gross misconduct or an error in law appearing on the face of the determination, order or award issued by the arbitrators, the written decision of the arbitrators shall be final and binding upon the Parties. The prevailing Party in the arbitration proceeding shall be entitled to recover its reasonable attorneys' fees, costs and expenses including travel-related expenses.
20.13    Other Documents.  The Parties shall take all such actions and execute all such documents that may be necessary to carry out the purposes of this Agreement, whether or not specifically provided for in this Agreement.
20.14    Counterparts.  This Agreement may be executed by facsimile and delivered in one or more counterparts, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to be one agreement.
20.15    Governing Law and Jurisdiction.  This Agreement and the interpretation of its terms shall be governed by the laws of the State of New York, without application of conflicts of law principles. The provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. Subject to Section 20.12, the Parties hereby agree that the State and Federal Courts in New York shall have exclusive jurisdiction over any litigation hereunder.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

GIGAMON INC.		JABIL CIRCUIT, INC.

By:	/S/ David Cox	By:	/S/ Michal Wieczerzycki
	Signature		Signature

Name:	David Cox	Name:	Michal Wieczerzycki
	(Print)		(Print)

Title:	Vice President of Worldwide Operations	Title:	Sr. Business Unit Manager

Date:	4/20/2015	Date:	4/20/2015

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SCHEDULE 1
TO MANUFACTURING SERVICES AGREEMENT
BETWEEN JABIL AND COMPANY
STATEMENT OF WORK

•	Product Description: to be identified by Company in its request for quote (RFQ), Build Schedule Forecast and/or Build Schedule.

•	Specifications: to be provided to Jabil in writing by Company in advance for the applicable Build Schedule.

•	NRE Costs: to be charged pursuant to Jabil's quote(s) to Company for same and the parties' mutual agreement.

•
Components and Materials Requirements (BOM): to be procured pursuant to Company Build Schedule Forecasts, Build Schedules and other written instructions by Company to Jabil, subject to Jabil Purchase Requirements.

•	Test Procedures: to be provided to Jabil in writing by Company or approved by Company in advance for the applicable Build Schedule.

•	Packaging and Shipping Specifications: to be provided to Jabil in writing by Company or approved by Company in advance for the applicable Build Schedule.

•	Approved Manufacturers List (AML): to be provided to Jabil in writing by Company or approved by Company.

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SCHEDULE 2
SERVICE LEVEL AGREEMENT
[*****]
***** Thirteen (13) pages have been omitted pursuant to a request for confidential treatment.

[*****] Information has been omitted and submitted separately to the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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SCHEDULE 3
[*****]
***** Twelve (12) pages have been omitted pursuant to a request for confidential treatment.

[*****] Information has been omitted and submitted separately to the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.